Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Olo Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Primary Offering of Securities:
Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share	457(o)	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Warrants	457(o)	—	—	—	—	—
Fees to Be Paid	Equity	Units	457(o)	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	(1)	457(o)	$500,000,000	—	$500,000,000	0.0001476	$73,800.00
Fees to Be Paid	Total Registration Fee:			$500,000,000	N/A	$500,000,000	—	$73,800.00
Carry Forward Securities	Total Offering Amounts	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$500,000,000	0.0001476	$73,800.00
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$73,800.00

(1)
The amount to be registered consists of up to $500,000,000 of an indeterminate amount of Class A common stock, preferred stock, debt securities, warrants and/or units consisting of two or more of these securities in any combination as may be sold from time to time by the registrant. There is also being registered hereunder such currently indeterminate number of shares of common stock, preferred stock, debt securities, warrants or other securities of the registrant in any combination as may be issued upon the conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(2)
The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The aggregate public offering price of the securities registered hereunder will not exceed $500,000,000.